Exhibit 99.1

SiriusXM Beats 2019 Subscriber Guidance and Issues 2020 Guidance

•	Total Paid Subscriber Base Reaches Record-High 34.9 Million

•	Company Expects to Meet or Exceed 2019 Financial Guidance

•	New Guidance Calls for Record-High Subscriber Base, Revenue, Adjusted EBITDA and Free Cash Flow

•	Fourth Quarter and 2019 Earnings Call Date Set for February 4, 2020

NEW YORK – January 7, 2020 – SiriusXM today announced it added 1.063 million net self-pay subscribers to finish 2019 with approximately 30 million self-pay subscribers, exceeding the company’s initial 2019 subscriber guidance. The company also announced that it expects to meet or exceed its 2019 guidance for revenue, adjusted EBITDA and free cash flow.

The company also issued 2020 subscriber and financial guidance, including:

•	SiriusXM self-pay net subscriber additions over 900 thousand,

•	Total revenue of approximately $8.1 billion,

•	Adjusted EBITDA of approximately $2.5 billion, and

•	Free cash flow approaching $1.7 billion.

“Last year was a milestone for SiriusXM. Not only did we achieve our tenth consecutive year of million-plus self-pay net additions, but we also completed our acquisition of Pandora Media and made significant investments in our business, all while returning more than $2 billion to our stockholders. And our new 2020 guidance points to what should be another excellent year of growth for SiriusXM,” said Jim Meyer, SiriusXM’s Chief Executive Officer.

“We’re thrilled to start our year once again at the Consumer Electronics Show with so many new product and service launches to highlight. GM recently announced a broad rollout of our next-gen 360L hybrid satellite-IP architecture. GM anticipates it will produce about one million 360L-enabled vehicles this year. We recently announced a new creative collaboration with U2 to create an exclusive U2X RADIO Channel for SiriusXM and exclusive content for Pandora listeners. And we look forward this year to debuting exclusive content across SiriusXM and Pandora from Marvel and platinum selling recording artist Drake,” added Meyer.

SiriusXM also announced today that it plans to release full-year and fourth quarter 2019 financial and operating results on Tuesday, February 4, 2020. The company will hold a conference call at 8:00 am ET the same day to discuss these results. Investors and the press can listen to the conference call via the company's website at investor.siriusxm.com.

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About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in the U.S., and the premier programmer and platform for subscription and digital advertising-supported audio products. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM and Pandora together reach more than 100 million people each month with their audio products. SiriusXM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers and directly to consumers through aftermarket devices. For more about SiriusXM, please go to: www.siriusxm.com.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract or increase the number of subscribers, which is uncertain; our ability to profitably attract and retain more price-sensitive consumers; failure to protect the security of personal information about our customers; interference to our service from wireless operations; a decline in the effectiveness of our extensive marketing efforts; consumer protection laws and their enforcement; our failure to realize benefits of acquisitions or other strategic initiatives, including the acquisition of Pandora Media, Inc.; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; rapid technological and industry changes; failure of third parties to perform; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; damage to our studios, networks or other three facilities as a result of terrorism or natural catastrophes; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; impairment of our business by third-party intellectual property rights; and changes to our dividend policies which could occur at any time. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, in each case, as filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov ). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contacts for SiriusXM:

Investors:
Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Media:
Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com